American International Petroleum Announces Halifax Fund Files Lawsuit Regarding 5% Convertible Secured Debenture

HOUSTON, TX -- 04/26/2004 -- American International Petroleum Corporation (OTC: AIPN) (the "Company") today stated that on April 20, 2004, Halifax Fund, L.P. ("Halifax"), holder of the Company's 5% convertible secured debenture (the "Debenture"), filed a lawsuit against the Company in the Supreme Court of the State of New York seeking a determination that the aggregate amount of the debt owed under the Debenture is approximately $13 million. The Company previously announced that it was in default on the Debenture, which matured on February 18, 2004. The outstanding principal and interest amount that was due under the Debenture is about $6.8 million. As of the date of this press release the Company has not yet been formally served with this lawsuit.

Halifax claims the Company breached the Registration Rights Agreement between the parties dated February 18, 1999, and that the outstanding principal and interest amount under the Debenture should include a cash payment in the amount of about $3,590,000 due to the Company's failure to register its securities; the Company's delisting from the Nasdaq National Market System on or about November 7, 2000; and, the Company's subsequent failure to have its stock listed on an approved market. Halifax further claims that under the Debenture, upon default, the Company is obligated to pay to Halifax 125% of the outstanding principal amount of the Debenture plus accrued interest and default payments, which Halifax claims would amount in the aggregate to about $2,600,000. The Company believes that the excess amounts claimed by Halifax may include unenforceable penalties and intends to vigorously defend against the claims.

American International Petroleum Corporation is a diversified petroleum company, which through various subsidiaries, is involved in oil and gas exploration and development in Kazakhstan, and owns a 30,000-barrel per day refinery in Lake Charles, Louisiana, which is not currently in operation.

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "may," "believe" and similar expressions and statements regarding our legal position, plans and objectives. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to, the outcome of the lawsuit filed by Halifax, and the outcome of our restructuring effort.

Michael Dodge
Director
Corporate Communications
732.741.6250